Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262472

PROSPECTUS SUPPLEMENT NO. 6

(To the Prospectus dated March 10, 2022)

Primary Offering of

15,800,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

16,025,284 Shares of Class A Common Stock

7,175,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 10, 2022 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262472). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 16,025,284 shares of our Class A common stock, par value $0.0001 per share (”Class A Common Stock”), (including (a) 7,175,000 shares that may be issued upon the exercise of the Private Warrants (as defined below) and (b) 8,850,384 PIPE Shares (as defined in the Prospectus) and (ii) up to 7,175,000 warrants to purchase shares of Class A Common Stock (the “Private Warrants”) originally issued in a private placement that closed concurrently with the initial public offering of Thayer Ventures Acquisition Corporation, our legal predecessor and a special purpose acquisition company (“Thayer”). In addition, the Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,175,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants and (ii) 8,625,000 shares of Class A Common Stock that are issuable upon the exercise warrants to purchase shares of Class A Common Stock sold as part of Thayer’s initial public offering (the “Public Warrants” and together with the Private Warrants, the “Warrants”).

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO” and the Warrants are listed on Nasdaq under the symbol “ISPOW.” On June 15, 2022, the last reported sales price of our Class A Common stock was $4.26 per share and the last reported sales price of our Warrants was $0.60.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2022

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 586-7771

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 9, 2022, Inspirato Incorporated issued a press release announcing the launch of its Inspirato Select subscription. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 9, 2022

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRATO INCORPORATED
Dated: June 9, 2022
	By:	/s/ R. Webster Neighbor
Name: R. Webster Neighbor Title: Chief Financial Officer

Exhibit 99.1

Inspirato Announces Inspirato Select,

Innovative New Luxury Travel Subscription

Designed for Both Personal and Business Use

New Subscription Includes 100% Transferrable Trips

with All Nightly Rates, Taxes, and Fees Included

DENVER, June 9, 2022 – Inspirato Incorporated (“Inspirato” or the “Company”) (NASDAQ: ISPO), the innovative luxury travel subscription brand, today announced the launch of Inspirato Select, a ground-breaking new subscription designed for both personal and business use. Inspirato Select provides a simple and cost-effective way to buy, use, and share hundreds of thousands of luxury vacations, with all nightly rates, taxes, and fees included.

Inspirato Select’s hallmark benefit is the ability to book and share Inspirato Select Trips at no additional cost. Subscribers can choose from more than 500,000 trip options in more than 150 destinations, including Inspirato residences, luxury hotels, and five-star resorts. The initial subscription comes with three Inspirato Select Trips; subscribers may then purchase packages of additional trips whenever they like. Inspirato Select also provides all the benefits of the Company’s popular Inspirato Club subscription, including access to book a la carte travel within Inspirato’s exclusive portfolio at members-only rates with five-star personalized service on every trip.

Examples of actual Inspirato Select Trips include:

•	A long weekend in a five-star penthouse in New York City
•	Four nights in a multimillion-dollar four-bedroom residence at a luxury resort in Los Cabos
•	A six-bedroom ocean view villa with a private pool for four nights in the British Virgin Islands
•	Nine perfect nights in a suite at one of Chicago’s premier five-star hotels
•	A four-bedroom residence for a five-night stay in the heart of Vail Village in Colorado

One of the most valuable features of Inspirato Select is that Inspirato Select Trips are 100% transferrable and may be shared with others at no additional cost. This gives subscribers the flexibility to use their subscription in a wide variety of ways: They can enjoy their Select Trips themselves or gift them to family and friends. They can also use Select Trips for their businesses to motivate, reward, and retain top-performing employees, thank key colleagues and partners, and hold off-site retreats. Whichever way subscribers choose to use them, every Inspirato Select Trip includes the five-star personalized service for which Inspirato is known.

“We have been preparing for the launch of Inspirato Select by accelerating the growth of the Inspirato portfolio to record levels over the past year,” said Co-Founder and Chief Executive Officer Brent Handler. “With incredible pent-up demand, now is the right time to introduce this simple, cost-effective solution designed to help consumers leverage the power of Inspirato travel in all areas of their lives. And as our most flexible, shareable subscription to date, we believe Inspirato Select will enhance the built-in network effect of our business model by introducing the distinctive Inspirato luxury travel experience to a broader audience of travelers.”

Inspirato Select is available to new Inspirato subscribers as a stand-alone annual subscription including three Inspirato Select Trips for $24,000, plus a one-time $2,000 enrollment fee. As a special introductory offer, for a limited time, new subscribers will receive a fourth complimentary Inspirato Select Trip at no additional cost. Packages of Inspirato Select Trips are also available to current Inspirato subscribers as an optional enhancement, priced at four trips for $20,000.

About Inspirato

Launched in 2011, Inspirato (NASDAQ: ISPO) is the innovative luxury travel subscription brand that provides access to a managed and controlled portfolio of hand-selected vacation options, delivered through a subscription model to ensure the service and certainty that affluent customers demand. The Inspirato portfolio includes branded luxury vacation homes available exclusively to subscribers and guests, accommodations at five-star hotel and resort partners, and custom travel experiences. In 2019, Inspirato revolutionized travel by introducing Inspirato Pass, the world’s first luxury travel subscription that includes all nightly rates, taxes, and fees. In 2022, Inspirato created its most shareable subscription with Inspirato Select, featuring easily transferrable trips for personal and business use. For more information, visit www.inspirato.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities law. Forward-looking statements can be identified by words such as: "believe," “can”, "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding growth and product development.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 13, 2022 and subsequent filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations:
ir@inspirato.com

Media Relations:
communications@inspirato.com